Exhibit 99.1

Contact:
Brian Beades
212-810-5596
ahr-info@blackrock.com

Anthracite Capital Extends Credit Lines and Announces New Dividend Policy

New York – December 30, 2008 – Anthracite Capital, Inc. (NYSE:AHR) (the “Company” or “Anthracite”) today announced the extension of its secured credit lines with Morgan Stanley and BlackRock to February and March 2010, respectively.  Advance rates on both facilities remained unchanged while spreads increased by 100-150 basis points. The Morgan Stanley line also incorporated ongoing amortization payments and an upfront balance reduction of $15 million.   There will be a second balance reduction payment of $15 million required by August of 2009.  The Morgan Stanley line is a non-US dollar facility and the current balance is approximately $196 million in US dollar equivalent; the balance is composed of 77% Euro, 10% GBP and 13% Yen.  The current balance on the BlackRock line is $30 million.

In addition, Anthracite’s Board of Directors anticipates declaring and paying the minimum amount of cash dividends on its common stock required to maintain REIT status until the Company's short term debt is further reduced and market values of commercial real estate debt show signs of stability.  The Company estimates that 2008 taxable income distribution requirements were satisfied by the distributions during the first three quarters of 2008; therefore, the Board of Directors did not declare a common stock dividend for the fourth quarter.  In 2009, the Board of Directors may authorize the Company’s use of a new tax rule allowing REITs to satisfy their taxable income distribution requirements with a 90% stock distribution and the remaining 10% in cash.

The Board of Directors declared the following quarterly dividends for each class of the Company's preferred stock:

	Record Date	Payable Date	Dividend per Share
9.375% Series C Cumulative Redeemable Preferred Stock	January 10, 2009	February 2, 2009	$0.5859375
8.25% Series D Cumulative Redeemable Preferred Stock	January 10, 2009	February 2, 2009	$0.5156250
12% Series E-1 Cumulative Convertible Redeemable Preferred Stock	January 1, 2009	February 2, 2009	$30.00
12% Series E-2 Cumulative Convertible Redeemable Preferred Stock	January 1, 2009	February 2, 2009	$30.00

"During the last six months, the Company has extended the maturities of all five of its credit lines to 2010,” said Chris Milner, Chief Executive Officer of Anthracite.   “Maintaining and extending our financing facilities in the face of a very challenging credit environment are extremely important and evidences the strength of our lender relationships.  Our new dividend policy is based on the recognition that liquidity and short term debt reduction must be our singular focus in the coming year.  We will continue to investigate other means of raising capital to augment our operating cash flow and the Board of Directors will continually evaluate our dividend policy in light of the Company's liquidity and short term debt position as well as the overall economic environment."

About Anthracite

Anthracite Capital, Inc. is a specialty finance company focused on investments in high yield commercial real estate loans and related securities.  Anthracite is externally managed by BlackRock Financial Management, Inc., which is a subsidiary of BlackRock, Inc. (“BlackRock”) (NYSE:BLK), one of the largest publicly traded investment management firms in the United States with approximately $1.26 trillion in global assets under management at September 30, 2008.  BlackRock Realty Advisors, Inc., another subsidiary of BlackRock, provides real estate equity and other real estate-related products and services in a variety of strategies to meet the needs of institutional investors.

Forward-Looking Statements

This release, and other statements that Anthracite may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to Anthracite’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Anthracite cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and Anthracite assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Anthracite’s SEC reports and those identified elsewhere in this release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in the value of Anthracite’s assets and liabilities; (3) the amount and timing of any future margin calls and their impact on the Company's financial condition and liquidity; (4) the Company's ability to meet its liquidity requirements to continue to fund its business operations, including its ability to renew the existing facilities or obtain replacement financing, to meet margin calls and amortization payments under the facilities; (5) the relative and absolute investment performance and operations of BlackRock Financial Management, Inc., Anthracite’s manager (the “Manager”); (6) the impact of increased competition; (7) the impact of future acquisitions or divestitures; (8) the unfavorable resolution of legal proceedings; (9) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to Anthracite or the Manager; (10) terrorist activities and international hostilities, which may adversely affect the general economy, domestic and global financial and capital markets, specific industries, and Anthracite; (11) the ability of the Manager to attract and retain highly talented professionals;

(12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, the tax position of the Company.

Anthracite’s Annual Report on Form 10-K for the year ended December 31, 2007 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2008, and Anthracite’s subsequent filings with the SEC, accessible on the SEC's website at www.sec.gov, identify additional factors that can affect forward-looking statements.

To learn more about Anthracite, visit our website at www.anthracitecapital.com.  The information contained on the Company’s website is not a part of this release.